Exhibit 10.9

TRANSPORTATION SERVICES SCHEDULE

(Wynnewood Pipeline System)

This Transportation Services Schedule (this “Schedule”) is entered into on the 1st day of July, 2014 (the “Effective Date”) by and between VALERO PARTNERS OPERATING CO. LLC, a Delaware limited liability company (“Carrier”), and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Shipper”), pursuant to the Master Transportation Services Agreement (the “Agreement”) between Carrier and Shipper dated as of December 16, 2013. Except as set forth herein, the terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.

1. Term. This Schedule shall have a primary term commencing on the Effective Date and ending 10 years from the Effective Date (the “Initial Term”), and may be renewed by Shipper, at Shipper’s sole option, for one successive 5 year renewal term (a “Renewal Term”), upon at least 180 Days’ written Notice from Shipper to Carrier prior to the end of the Initial Term. The Initial Term and Renewal Term, if any, shall be referred to in this Schedule as the “Term”.

2. Pipeline. The pipeline (the “Pipeline”) and related facilities (such facilities, together with the Pipeline, the “Pipeline System”) covered by this Schedule is the 12” nominal diameter pipeline, that is approximately 30 miles in length and originates at the inlet flange of Carrier’s inlet MOV inside the Refinery (as defined below) (the “Origin Point”) and terminates at the outlet flange of the 10” MOV connected to the pipeline system owned and operated by Magellan Pipeline Company, L.P. (“MPL”) at the Wynnewood Terminal in Murray County, Oklahoma (the “Delivery Point”). The pipeline system owned and operated by Magellan (the “MPL System”) currently transports Product from the Delivery Point to various destinations on the MPL System (each a “Destination”) pursuant to the Joint Tariff or Local Tariff and the JTA (as defined below). The Parties anticipate that at certain periods during the Term, including during Refinery turnarounds, the Pipeline System may be reversed. During such periods of reversal the Origin Point shall become the inlet flange of the 10” MOV connected to the MPL System at the Wynnewood Terminal in Murray County, Oklahoma and the Delivery Point shall become the outlet flange of Carrier’s outlet MOV inside the Refinery.

3. Refinery. The refinery that is supported by the Pipeline is Shipper’s Affiliate’s Ardmore Refinery in Carter County, Oklahoma (the “Refinery”).

4. Joint Tariff and Joint Tariff Agreement. The rates, rules and regulations governing the transportation and handling of Product(s) on the Pipeline System and the MPL System are set forth in MPL’s FERC Tariffs: (i) No. 160.10.0, as well as any supplements thereto and reissues thereof as filed with the FERC in accordance with FERC’s regulations to govern rates (the “Joint Tariff”), and (ii) No. 157.5.0, as well as any supplements thereto and reissues thereof as filed with the FERC in accordance with FERC’s regulations to govern rules and regulations (the “Rules and Regulations Tariff”) for the transportation of Products transported jointly from the Origin Point by Carrier and MPL. The rates, rules and regulations governing the transportation and handling of Product(s) on the Pipeline System are set forth in Carrier’s Affiliate’s Local Pipeline Tariff FERC No. 1.1.0 filed with FERC to be effective on the Effective Date, in the form set forth in Exhibit A attached hereto, including all supplements and re-issues thereof (the “Local Tariff”), containing the rates, and incorporating the rules and regulations governing the transportation and handling of Product(s) on the Pipeline System without further movement. Additional terms for the transportation of Product(s) on both the Pipeline System and the MPL System, including payment and division of the Joint Tariff Rates (as that term is defined in the JTA) are set forth in a Joint Tariff Agreement dated September 30, 2009 by and between Valero Terminaling and Distribution Company and HPL, as assigned by Valero Terminaling and Distribution Company to Carrier’s Affiliate and as amended by First Amendment to Joint Tariff Agreement dated effective June 30, 2014, by and between Carrier or other VLP entity and MPL (the “JTA”).

5. Product. The products to be transported and shipped on the Pipeline under this Schedule (each, a “Product” and collectively, the “Products”) are those products permissible as established by Carrier and MPL in the Rules and Regulations Tariff.

6. Specifications. Shipper will ensure that all of its Products tendered at the Origin Point for transportation on the Pipeline System and the MPL System meet the applicable specifications for the Product as set forth in the Joint Tariff and/or Local Tariff (the “Specifications”).

7. Tariff Rate. For transportation services on the Pipeline System only, without any transportation services on the MPL System, Shipper agrees to pay Carrier the Local Tariff Rate (as defined below) subject to escalation pursuant to Section 10. For purposes of this Schedule and the Agreement the term “Local Tariff Rate” means the rate applicable from time to time for the shipment of a Product through the Pipeline System under the terms of the Local Tariff, which as of the Effective Date shall be $0.256 per Barrel of Product delivered from the Origin Point to the Delivery Point on the Pipeline, adjusted from time to time as provided in Section 10. As long as the Joint Tariff and the JTA are in effect, for transportation services on the Pipeline System and on the MPL System to the Destinations, Shipper agrees to pay MPL the Joint Tariff Rate (as defined below) subject to escalation pursuant to Section 10, provided however any payment made to MPL under the Joint Tariff shall satisfy and discharge any obligation to make a similar payment under the Local Tariff. For purposes of this Schedule and the Agreement the term “Joint Tariff Rate” means the rate applicable from time to time for the shipment of a Product through the Pipeline System and the MPL System under the terms of the Joint Tariff.

8. Payment Terms. Any payments made by Shipper to MPL shall be made in accordance with the payment terms set forth in the Rules and Regulations Tariff.

9. Pipeline Throughput Commitment. During each Calendar Quarter pursuant to the terms and conditions of this Schedule and the Joint Tariff and the Local Tariff, Shipper shall tender at the Origin Point an aggregate average of at least 45,000 Barrels per Day of Product for transportation on the Pipeline, in approximately ratable quantities (such average, the “Minimum Quarterly Commitment”) to the Delivery Point and Carrier shall transport and ship or cause to be transported and shipped such Product on the Pipeline in accordance with the terms of this Schedule and the Joint Tariff and the Local Tariff. Except as expressly provided in the Agreement for an Outage, a Carrier Force Majeure, or a Shipper Force Majeure, if during any Calendar Quarter, Shipper fails to meet its Minimum Quarterly Commitment during such Calendar Quarter, then Shipper will pay Carrier a deficiency payment (each, a “Quarterly Deficiency Payment”) in an amount equal to the volume of the deficiency (the “Quarterly Deficiency Volume”) multiplied by the Local Tariff Rate in effect for the relevant Calendar Quarter. If Shipper has paid a Quarterly Deficiency Payment during a Calendar Quarter, then the amount of such Quarterly Deficiency Payment(s) shall be maintained and accounted for by Carrier and shall be used as a credit or reimbursed (a “Deficiency Credit”) as follows:

(a) First, any Deficiency Credits shall be applied up to a maximum of the Surplus Amount on a dollar for dollar basis in any of the succeeding four Calendar Quarters against any amounts incurred by Shipper and owed to Carrier with respect to volumes tendered at the Origin Point for shipments on the Pipeline System under the Local Tariff (or, if this Schedule expires or is terminated, to volumes tendered to the Origin Point for shipments on the Pipeline System only in excess of the applicable Minimum Quarterly Commitment in effect as of the date of such expiration or termination)

(b) Second, any Deficiency Credits remaining after the application in Section 9(a) above, shall be reimbursed to Shipper to the extent of the remaining portion of the Surplus Amount after application in Section 9(a) above, during any of the succeeding four Calendar Quarters, after which time any unused Deficiency Credits will expire. Carrier shall reimburse Shipper the amount of the Deficiency Credit under this Section 9(b) within 30 days following the end of the Calendar Quarter in which the Quarterly Surplus Volume occurred.

For purposes of this Agreement: (i) “Quarterly Surplus Volume” means the extent to which the actual number of Barrels of Product transported on the Pipeline System during a Calendar Quarter exceeds the Minimum Quarterly Commitment and (ii) “Surplus Amount” means the Quarterly Surplus Volumes tendered at the Origin Point for shipments on the Pipeline System multiplied by the Local Tariff Rate. This Section 9 shall survive the expiration or termination of this Schedule, if necessary, for the application of any Quarterly Deficiency Payment against any Quarterly Surplus Volume or any reimbursement for Surplus Amounts which exceed the Deficiency Credit as set forth herein. Carrier shall provide transportation services to Shipper in excess of the Minimum Quarterly Commitment on an “as available” basis, and any use of such excess capacity shall be subject to the Tariff Rate in effect at the time of the tender.

10. Escalation. On July 1, 2015, and on July 1st of each year thereafter while this Schedule is in effect, Carrier may, in its discretion, adjust the Local Tariff Rate, which adjustment shall be effective as of July 1st of the year in which such election is made, in accordance with FERC’s indexing methodology. If FERC terminates its indexing methodology and does not adopt a new methodology, the Parties shall negotiate in good faith a methodology for adjusting the Local Tariff Rate under this Schedule. The Joint Tariff Rate shall be adjusted as set forth in the Joint Tariff.

11. Nominations and Scheduling. Shipper shall provide Carrier and MGL with a written nomination and schedule for shipments in accordance with the Rules and Regulations Tariff and the Local Tariff, as applicable.

12. Flow and Pressure Requirements. During the Term of this Schedule, Shipper agrees that all of its Product delivered at the Origin Point at the Refinery will meet the applicable flow and pressure requirements of the Pipeline System.

13. Special Termination by Shipper. If Shipper or any of its Affiliates determines to completely or partially suspend refining operations at the Refinery for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction of the Minimum Quarterly Commitment to reflect such suspension of operations. If the Parties are unable to agree to an appropriate reduction of the Minimum Quarterly Commitment, then after Shipper or such Affiliate has made a public announcement of such suspension, Shipper may provide written Notice to Carrier of its intent to terminate this Schedule and this Schedule will terminate 12 Months following the date such Notice is delivered to Carrier. In the event Shipper or such Affiliate publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the Refinery, then such Notice shall be deemed revoked and this Schedule shall continue in full force and effect as if such Notice had never been delivered.

14. Effect of Shipper Restructuring. If Shipper or any of its Affiliates determines to restructure its respective supply, refining or sales operations at the Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Shipper’s performance of its obligations under this Schedule, then the Parties will negotiate in good faith an alternative arrangement that is no worse economically for Carrier than the economic benefits to be received by Carrier under this Schedule, which may include the substitution of new commitments of Shipper on other assets owned or to be acquired or constructed by Carrier.

15. Contacts and Notices.

(a) For Carrier. The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Carrier shall be in writing and delivered as set forth in the Agreement:

Operational:	Manager Area Terminal (Panhandle Operations)
Tel: (806) 435-6559
Fax: (806) 435-4994

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

(b) For Shipper: The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Shipper shall be in writing and delivered as set forth in the Agreement:

Operational:	Ryan Van Poperin
Tel: (210) 345-3689
Fax: (210) 345- 2768

Invoice:	Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

IN WITNESS WHEREOF, the Parties hereto have caused this Schedule to be duly executed by their respective authorized officers.

Carrier:

VALERO PARTNERS OPERATING CO. LLC

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

Shipper:

VALERO MARKETING AND SUPPLY COMPANY

By:	/s/ Gary K. Simmons
Name:	Gary K. Simmons
Title:	Senior Vice President

Signature Page to Transportation Services Schedule (Wynnewood Pipeline System)

EXHIBIT A

Local Pipeline Tariff FERC No. 1.1.0

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